UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 5, 2015

LASALLE HOTEL PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7550 Wisconsin Avenue
10th Floor
Bethesda, Maryland 20814
(Address of principal executive offices)
Registrant’s telephone number, including area code: (301) 941-1500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On November 5, 2015, LaSalle Hotel Properties (the “Company”), through the Company’s operating partnership, LaSalle Hotel Operating Partnership, L.P. (the “Operating Partnership”), entered into a Senior Unsecured Term Loan Agreement (the “Term Loan Agreement”) with Citibank, N.A., as Administrative Agent, Bank of Montreal and U.S. Bank National Association, as Co-Syndication Agents, Citigroup Global Markets Inc., BMO Capital Markets, and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Running Managers, and the other lenders named therein. The Term Loan Agreement provides for a term loan of $555 million (the “Term Loan”).
Unless otherwise terminated pursuant to the terms of the Term Loan Agreement, the Term Loan will mature on January 29, 2021. Additionally, the Term Loan has an accordion feature that allows the Company to request an increase in the total commitments of up to $700 million, subject to certain terms and conditions. Borrowings under the Term Loan are priced at LIBOR plus 145 to 220 basis points depending on the Company’s leverage ratio (as defined in the Term Loan Agreement). Based on the Company's current leverage ratio, borrowings under the Term Loan bear interest at LIBOR plus 145 basis points.
The Term Loan was swapped to an average all-in fixed interest rate of 2.95 percent as follows:

	Swap Amount	Fixed LIBOR	Spread	All-In Rate	Swap Start Date	Swap End Date
Existing swap	$177,500,000	157 bps	145 bps	3.02%	May 2012	May 2019
New swap	$377,500,000	147 bps	145 bps	2.92%	November 2015	January 2021
Total	$555,000,000	150 bps	145 bps	2.95%

The Company’s ability to borrow under the Term Loan is subject to its ongoing compliance with a number of customary financial and other covenants, including:

•	a minimum fixed charge coverage ratio of not less than 1.50:1.00;

•	a minimum tangible net worth;

•	a maximum leverage ratio of not greater than 6.50:1.00, with the ability to increase such ratio to 7:00 to 1:00 under certain circumstances;

•	a maximum ratio of unsecured debt to total unencumbered asset value of not greater than 60%, with the ability to increase such ratio to 65% under certain circumstances;

•	a maximum secured leverage ratio of not greater than 45%; and

•	a maximum secured recourse debt ratio of 10.0%.
Pursuant to the terms of the Term Loan, if a default or event of default occurs and is continuing, the Company may be precluded from paying certain distributions (other than those required to allow it to qualify and maintain its status as a real estate investment trust). The Company and certain of its subsidiaries guarantee the obligations under the Term Loan.
In addition, on November 5, 2015, the Company and the Operating Partnership entered into (i) an amendment to the Amended and Restated Senior Unsecured Credit Agreement (the “Credit Agreement”) with Citibank, N.A., as Administrative Agent, and the other lenders named therein, dated January 8, 2014, and (ii) an amendment to the Senior Unsecured Term Loan Agreement (the “Prior Term Loan Agreement”) with Citibank, N.A., as Administrative Agent, and the other lenders named therein, dated January 8, 2014. These amendments conform certain provisions of the Credit Agreement and the Prior Term Loan Agreement to the provisions of the Term Loan Agreement.
At closing, the Company concurrently paid off its $177.5 million senior unsecured term loan. The Company used the remaining net proceeds to repay outstanding borrowings under its senior unsecured credit facility. As of November 9, 2015, the Company had $26.0 million outstanding on its senior unsecured credit facility.
The foregoing description of the Term Loan does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure
The Company announced that it entered into a new $555 million senior unsecured term loan. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits
(d)     Exhibits

Exhibit Number	Description
10.1
Senior Unsecured Term Loan Agreement, dated as of November 5, 2015, among LaSalle Hotel Operating Partnership, L.P., LaSalle Hotel Properties, and Citibank, N.A., as Administrative Agent, Bank of Montreal and U.S. Bank National Association, as Co-Syndication Agents, Citigroup Global Markets Inc., BMO Capital Markets, and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Running Managers, and the other lenders named therein

99.1	Press release, dated November 9, 2015
The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: November 9, 2015	BY:	/s/ Bruce A. Riggins
Bruce A. Riggins
Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1
Senior Unsecured Term Loan Agreement, dated as of November 5, 2015, among LaSalle Hotel Operating Partnership, L.P., LaSalle Hotel Properties, and Citibank, N.A., as Administrative Agent, Bank of Montreal and U.S. Bank National Association, as Co-Syndication Agents, Citigroup Global Markets Inc., BMO Capital Markets, and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Running Managers, and the other lenders named therein

99.1	Press release, dated November 9, 2015